Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sixth Street Specialty Lending, Inc.:

We consent to the incorporation by reference in the registration statement on Form N-2 of Sixth Street Specialty Lending, Inc. of our report dated February 17, 2022, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in the annual report on Form 10-K of Sixth Street Specialty Lending, Inc. for the year ended December 31, 2021, and to the use of our report dated February 17, 2022 on the senior securities table included herein as an exhibit to the Form 10-K.  We also consent to the references to our firm under the headings “Senior Securities” and “Controls and Procedures” in the Form 10-K.

/s/ KPMG LLP

New York, New York

February 17, 2022